Exhibit 10.43

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

PERFORMANCE SOFTWARE

AGREEMENT

1 January, 2020

Volvo Car Corporation AB

and

Polestar Performance AB

Agreement for Polestar Performance Software in Volvo Vehicle Models.

Performance Software Agreement

By and between

A.	Volvo Gar Corporation, registration number 556074-3089, SE-405 08 Gothenburg, Sweden (“Volvo”)

B.	Polestar Performance AB, registration umber 556653-3096, SE-405 31 Gothenburg, Sweden (“Polestar”).

hereinafter referred to as the “Agreement”

Background and Purpose

Polestar manufactures and distributes Polestar branded vehicles throughout the world.

Volvo manufactures and distributes Volvo branded vehicles throughout the world.

The Parties have worked together since 1996 using the Polestar brand and services to promote and support dealership projects, campaigns, educational programs, sales events and premium performance The Parties have also agreed to co-operate in relation to certain common development of technology.

A growing number of companies are offering so called “chip tuning” software for Volvo vehicles on the market place. These companies have no connection to Volvo and the original software is tampered with, sold, and distributed without any possibility of control by Volvo regarding quality assurance and with limited possibility of being compensated. Further, the use of these unauthorized independent software products in the vehicles can result in damage to the vehicles and Volvo is often responsible under the manufacturer’s warranty for defects caused as a direct consequence of the unauthorized use of chip tuned software and the tampering of Volvo’s original software.

The purpose of this Agreement is to enable Volvo to offer a solution for its end-customers who want to enhance vehicle performance, without impact to the Volvo Original Guarantee. The Parties have agreed that Polestar shall design, develop and supply performance enhancing software products for Volvo model product range, intended for distribution in Volvo infrastructure for software download.

Polestars responsibility include, but is not limited to, ensuring the continuous supply of the Products under this Agreement, including the provision of advertising and sales materials under the Polestar brand and provision of liability insurance equivalent to the Volvo Original Guarantee.

The Products shall be sold as a complement to Volvos ordinary range of products and the appointment of Polestar as an authorized supplier of the Products is regulated by this Agreement.

Volvo does not guarantee any volumes to be purchased of the Products.

1.	Definitions

Affiliated Company	means any other legal entity that, directly or indirectly, is controlled by or is under common control with Volvo; however excluding Polestar and any legal entity that directly or indirectly, is controlled by or is under common control with Polestar; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

Background IP	means all Intellectual Property Rights that were either developed or otherwise acquired by either Party before this Agreement came into force, or are developed or otherwise acquired by either Party outside of this Agreement, but during the term of this Agreement.

Confidential Information	means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know-how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement.

Dealer	means a dealer authorised by Volvo or by an Affiliated Company responsible for marketing, sale and servicing of Volvo’s Vehicle Models to end-customers.

End-customers	means any person or legal entity purchasing a Vehicle Model.

Importer	means an independent third party company appointed by Volvo or an Affiliated Company for the marketing, sale and servicing of Volvo’s Vehicle Models through own or independent Dealers or Repairers in a specific Market.

Industry Standard	means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Agreement.

Intellectual Property Rights	means patents, non-patented Intellectual Property Rights, rights in Confidential Information and know-how to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

Market	means any territory for which a Sales Company or Importer is responsible in terms of the sales and services of Volvo Vehicle Models, spare parts and accessories.

Original Products	means any component, software program, product or function included in, or mounted on, a Vehicle Model without any optional or accessory choices by an end-customer.

Products	means any software program designed, developed and supplied by Polestar in co-operation with Volvo under this Agreement as a complement to Volvo’s range of aftersales products.

Repairer	means a repairer authorised by Volvo, or by an Affiliated Company or Importer, having the same authorisation and undertakings as a Dealer with the exception of sale of Vehicle Models.

Results	means any outcome of the development, design and supply of the Products to Volvo under this Agreement (including but not limited to any Intellectual Property Rights, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments.

Sales Company	means an Affiliated Company responsible for marketing, sale and servicing of Volvo’s Vehicle Models through the Dealers and Repairers In a specific Market.

Technical information	means information necessary for the development, design and certification of the Product, such as engine management systems and vehicle model introductions.

Vehicle Model	means any complete car in standard format, without any aftersales, optional or tuning products to the engine management system.

Volvo’s Areas of Interest	means the development, production and distribution of passenger cars.

Volvo Original Guarantee	means the Volvo manufacturer guarantee applicable for each Market to products within the ordinary Volvo product range, including Original Products and extended warranty agreement.

2.	Scope

2.1

For the sake of good order the Parties note and agree that the terms and conditions as set forth in the Performance Software Development Agreement signed in 2009 and the Amendment Agreement dated 20 November 2016 shall apply even for the period 1 January 2018 until this Agreements comes into force according to Section 2.2 below.

2.2	This Agreement shall come into force on 1 January 2020.

2.3

Under the terms of this Agreement, Polestar will develop and design performance enhancing software products for the Volvo vehicle models in close co-operation with Volvo, subject to Section 4.1. In this co-operation, values concerning safety, environmental and customer satisfaction are fundamental. The co-operation will further build on mutual confidence, good business ethics and with the aim to increase the competitiveness of both Parties. Subject to Sections 4.5 and 8.5 below, Volvo has appointed Polestar as Volvo’s exclusive official supplier of the Products. Polestar may enter into a co-operation to design, develop and supply performance enhancing software products with other parties, but no Technical Information provided by Volvo or Volvo background IP may be used for design, development or supply to other parties.

2.4	Polestar will supply the Polestar Products to Volvo pursuant to the terms and conditions set out in this Performance Software Agreement.

3.	Non-agency

The Parties are solely responsible for their respective performance under this Agreement and act as independent entities. Polestar shall be responsible for the work or services rendered by sub-consultants or other partners as for its own work and services.

4.	Product development, introduction and updates

4.1

Polestar will develop and design performance enhancing software products for the Volvo Vehicle Models in close co-operation with Volvo. Polestar has the full responsibility for the development and production of the Products. Polestar is responsible to ensure that the Products meet the technical requirements, as well as all certification and homologation requirements for each Market where the Products are to be commercialized. Polestar undertakes to ensure that delivery of Products can be made via Volvo’s VIDA system. Volvo shall make the Products available to End-customers through the Volvo network of Sales Companies or Importers as the case may be and Dealers and Repairers. Volvo has the responsibility for Volvo Original Guarantee towards the End-customer.

4.2	With the exception of Section 4.5, and 8.4. Polestar is responsible for and shall bear all development, production and certification costs of the Products.

4.3

The development, testing, production, certification and homologation of the Polestar Product may be requested and purchased as a service from Volvo by Polestar. Such service is subject to a separate agreement. The parties hereby acknowledge that the initial cost for development, testing and certification of the Polestar Products is significant and therefore Volvo shall use all reasonable endeavours to assist Polestar including ensuring that the Products are timely introduced, certified and homologized.

4.4

The Parties has an established P&Q Steering Committee in place, which will be the forum for the co-operation under this Agreement between the Parties. The P&Q Steering Committee will agree on the software products to be developed and produced by Polestar and will accordingly decide the requirements and standards for the software products. The P&Q Steering Committee must have at least two representatives from both Parties and any decision shall be unanimous. The P&Q Steering Committee shall be free to invite other Volvo and Polestar employees to participate in any of the meetings.

4.5

Should the P&Q Steering Committee not be able to agree on a product specifically desired by Volvo to be developed or if Polestar fails to develop an agreed product within reasonable time, Volvo shall be free, at its own choice, to enter into an agreement with any other third Party or in-house Volvo for the development and purchase of enhancing and performance software products to be installed in Vehicle Models. This right shall enter into effect if Polestar after a written request by Volvo declares its intention not to develop and supply such product or fails to respond to Volvo’s request in writing within seven (7) days after having received Volvos written request.

4.6

For the avoidance of doubt, Polestar has the sole and full responsibility for the development and production of the Products, subject to Section 4.5. Polestar shall use all reasonable endeavours to follow current best practice in the development of the Products, including ensuring that the Products are fit for their purpose by the End-customer. Polestar shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the work to be performed, including being fully acquainted with Volvo’s specific requirements. Polestar shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Agreement. Polestar shall work according to the same standard of care and professionalism that is done in Polestar’s internal development projects. Such standard of care and professionalism, as well as Polestar’s performance of its undertakings under this Agreement shall however at all times correspond to Industry Standard. If Polestar uses its Affiliates and/or subcontractors to perform its responsibilities under this Agreement, the same way of working shall apply as if such performance was made by Polestar itself. Polestar is also responsible for design and development of the Polestar badge, which is applied at the back of the car after purchase of the Product. If Polestar suggests any change of the design of the Polestar badge, the new design must be presented and reviewed at the P&Q Steering Committee. Volvo has the right to reject design changes, approval not to be unreasonably withheld. The Polestar badge is defined as a Polestar unique aftersales component and will be regulated as such, according to separate aftersales agreement between Polestar and Volvo.

4.7

Any requests from Volvo for additional variants of performance enhancing software products shall be evaluated between Volvo and Polestar at the P&Q Steering Committee, and if reasonable met as soon as possible.

4.8

Volvo has, at all times, the right to-reject the co-operation on development and introduction of a software product that Volvo deems not to be commercially viable or feasible. Polestar has at all times the right to decline any request for development and introduction of a software product that Polestar deems not to be commercially viable or feasible. Should Polestar decline, Volvo may in such case engage a third Party, all in accordance with Section 4.5.

4.9

Polestar shall be informed as soon as possible of any upgrades, reconstructions or other changes to Vehicle Models and/or their software which may affect the Products already developed and delivered by Polestar under this Agreement. Any amendments or upgrades w to the Products which prove necessary as a consequence shall be the responsibility of and carried out at the cost of Polestar in the same way as for the original Products.

5.	Intellectual Property Rights

5.1	Each Party remains the sole and exclusive owner of its Background IP.

5.2

In the event any Results are created as a result of Polestar’s development and design of the Products for the Volvo Vehicle Models under this Agreement, the Parties agree that Polestar shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Polestar. Polestar shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results.

5.3

Volvo further grants Polestar a non-exclusive, non-assignable worldwide license to use, in whole or in part, the Technical Information and, if applicable, any Background IP embedded therein during the Term to the extent such license is necessary for Polestar to develop and design the Products for Volvo. For the avoidance of doubt, Polestar may not use Technical Information provided by Volvo or Background IP for the development of enhancement software for any other party than Volvo.

5.4

Nothing in this Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

6.	Delivery and Defects

6.1

When a software product meets the standards and requirements and all certification and homologation requirements for each Market where the Products are to be commercialized, the Product will be listed in a separate document. Such document to include all Products being developed in accordance with Section 4.1. and 4.4. and meeting the requirements in Section 4.6. Products being listed in the document can be ordered by a Dealer or Repairer. Potestar is responsible for ensuring timely delivery of ordered Products via electronic download on Volvo’s VIDA system or other appropriate means agreed between the Parties. Products meeting the above requirements at the execution of this Agreement are listed in Appendix 1.

6.2

Polestar undertakes to use best efforts in co-operation with Volvo in order to ensure that prompt delivery of Products can be made via Volvo’s VIDA system. Should Volvo make any changes to the VIDA system or introduce another system for the same purpose, Polestar shall take all necessary actions, at its own costs, for being able to supply the Products through the new system or upgraded VIDA.

6.3

Any Product listed in the relevant document described in Section 6.1., may only be removed from the said list with a six (6) months prior written notice, stating a reasonable cause here fore, from the party requiring the Product to be removed. In case a Product may have a negative effect on any of Volvo’s core values, such as safety and sustainability or endanger Volvos customer satisfaction or goodwill, all in the view of Volvo, such Product shall immediately be removed from the document and VIDA.

6.4

It is of outmost importance that the Products function flawlessly and can be used in the manner intended by Volvo. Polestar warrants that the Products are delivered without being defective, which means, inter alia, that the Products can in every respect be used in the manner intended by Volvo.

6.5

Defects shall be remedied without delay by Polestar and without expense to Volvo. Volvo shall be entitled, itself or through a third party of its choice, to remedy the defect at Polestars risk and expense if Polestar fails to fulfil its obligation to remedy the defect immediately or if Volvo cannot reasonably wait for Polestar to remedy the defect.

6.6	Polestar bears strict liability for damages for Volvo’s losses due to a defect in the Products.

6.7	Volvo’s right to invoke a claim on account of factual defects on the Product ceases at the time of the expiration of the Volvo Original Guarantee.

6.8

Notwithstanding the above, Volvo may claim that the Products are defective if: a) Polestar has acted with gross negligence or in bad faith, or b) the Products cannot be used in a manner which Volvo has intended on account of a legal defect or a defect limiting the use of the goods.

7.	Indemnification

Polestar shall indemnify Volvo, Its Affiliates and its Sales Companies, Importers, Dealers and Repairers from any and all losses or damages arising out of any claim of infringement or threatened infringement of Intellectual Property Rights or misappropriation of third party Confidential Information, brought against Volvo, its Affiliates and its Sales Companies, Importers, Dealers and Repairers or their respective directors, officers, or employees relating to the sale, use or handling of the Products. Should a Product by a final decision of a competent court from which no further appeal is possible or as to which the time to appeal has expired, be held to infringe any Intellectual Property Rights ofa third party and should such decision render further sale of a Product by Volvo impossible or not commercially feasible, Polestar shall either at its cost arrange for a license to Volvo under the Intellectual Property Right that is held to be infringed or deliver to Volvo another software product that does not infringe any Intellectual Property Rights of a third party but in all other respects correspond to the Product being held to infringe the third party Intellectual Property Rights.

8.	Commercialization

8.1

Volvo undertakes to facilitate that the sales of Products shall be made available to End-customers through the Volvo network of Sales Companies or Importers as the case may be and Dealers and Repairers.

8.2

Volvo undertakes to facilitate Polestar to expand the sales of the Products to its full business potential, by allowing Polestar to participate in trainings, presentations, seminars and conferences with Sales Companies, Dealers, Repairers and Volvo staff etc., all to the extent agreed between Volvo and Polestar, however limited to 80 hours per year for each market and provided that no additional spending’s for Volvo are required. The average fee in Appendix 2 is based on Volvo spending 80 hours per year for each market. However, this is an average calculation for all markets and some markets may use more and some less. This average calculation basis for the fee is to be reviewed yearly and adjusted accordingly.

8.3

Polestar may reject being involved in the sale of Products, on an objective and reasonable acceptable cause, to certain Markets. Notwithstanding this Section 8.3., any sales which are made in such territory by Volvo or its Sales Companies or Importers, network of Dealers and Repairers shall be made in accordance with Section 8.4. and subject to Section 8.5. If Polestar has rejected the commercialization of the software in a certain market in accordance with this Section 8.3. due to high introduction cost, Volvo may decide that the Product may anyway be commercialized and Volvo should carry the associated cost wholly or partly.

8.4

In the event that Volvo decides to introduce the Product on a market, but Polestar has decided not to supply, referring to Section 8.3, Volvo shall be entitled to produce and sell the Product, or have it produced, to the extent needed by Volvo on a royalty free license, should that be required due to any Intellectual Property Rights proprietary to Polestar. The license shall be exclusive for the use in Volvo’s Area of Interest for a period of five (5) years. In this respect the license shall also be exclusive in relation to Polestar. Such license agreement shall also include any other confidential information and Intellectual Property Rights deemed reasonably necessary in order to exercise Volvo’s rights described above.

In consideration of a licence granted under Section 8.4, Volvo shall bear all the risks for the Products being sold to a Market being rejected by Polestar in accordance with the above. Volvo is responsible to pay certification and marketing costs for the Markets being rejected by Polestar in accordance with the above. Polestar shall thus have no warranty liability for the Product on such Market.

8.5

Volvo may, alternatively to its right as described under Section 8.4., at its own choice, enter into an agreement with any other third party or in-house Volvo for the development and purchase of enhancing and performance software products to be installed in Vehicle Models for that specific Market. This right shall enter into effect if Polestar after a written request by Volvo declares its intention in writing not to be engaged in the sale of Product to a Market or fails to respond to Volvos request in writing within seven (7) days after having received Volvo’s written request.

9.	Marketing

9.1

Polestar will, at its own cost, develop guidelines in English for the marketing materials related to the Products, the market materials to be agreed in writing by Polestar and Volvo, agreement not to be unreasonably withheld.

9.2	The Products shall be marketed and sold under and characterised by the Polestar brand in line with the guidelines agreed in accordance with Section 9.1.

9.3

Polestar shall be entitled to communicate in its own marketing that the Products come with, are in line with, and do not affect the Volvo Original Guarantee, subject to agreement in accordance with Section 9.5. Apart from expressly specified in this Section 9.3, this Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties Acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that this Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products (including the Products) or when marketing, promoting, and/or selling such products (including the Products), or in any other contacts with third parties, e.g. in presentations, business cards and correspondence.

9.4

Volvo shall be granted the right to use the Polestar brand and marks for marketing the Products in accordance with Polestars brand identity guidelines. Such rights shall be set out and regulated in a trademark sublicense agreement to be entered into between the Parties.

9.5	The Parties shall agree in writing prior to the production of any marketing material of the Products.

9.6	Both Parties are responsible for its own marketing costs and expenses and all such marketing activities shall be in strictly compliance with this Section 9.

10.	Warranties and Insurance Policy

10.1

If the average warranty cost for Volvo vehicles fitted with a Product exceeds the average warranty cost for Volvo vehicles not being fitted with a Product, Polestar is responsible for compensating Volvo for the exceeding warranty cost relevant to the Product. Volvo shall in December each year review the outcome of the warranty costs for Volvo vehicles fitted with a Product. If the average warranty cost exceeds the warranty cost in comparison to Volvo vehicles not fitted with a Product, Polestar is responsible for compensating Volvo for each Product being sold to an end-customer under this Agreement with an amount corresponding to the exceeding warranty cost relevant to the Product where the root cause for the exceeding warranty cost can be connected to the Product. The applicable amount shall be paid by Polestar to Volvo by a price reduction for each Product when Volvo pays Polestar in accordance with Section 12.8.

At the signing of this Agreement, the average warranty cost for Volvo vehicles fitted with a Product in comparison to the average warranty cost for Volvo vehicles not fitted with a Product does currently not justify compensation for each Product sold to an end-customer.

10.2

Polestar is responsible for any and all costs and damages for the Products in respect of product liability and field service actions, including but not limited to recalls and extended warranty programs, whether such field service action being a safety related action, infringement of legal requirements or a customer satisfaction related action. Any and all field service actions, as described, shall be made solely at Volvos discretion irrespective of cause. Polestar shall have no such responsibility should the cause hereof be directly related to Volvos manufacturer’s responsibility. (Swe: tiilverkaransvar)

10.3

Polestar shall defend, indemnify and hold harmless Volvo and its affiliates, and their respective officers, directors, employees and agents, from and against any and all damages, death, injuries (both to person and reputation), losses, claims, actions, demands, liabilities and from all expenses and costs incidental thereto, including but not limited to reasonable attorneys’ fees, arising out of or resulting from Polestar’s defective design or development of any Product delivered hereunder or otherwise as a result from any Product delivered hereunder. This shall not apply if any of the above is due to the fact that the manufacturer’s responsibility for the Volvo vehicle remains with Volvo, i.e. not having an effect of functionalities or properties of any Product.

10.4

Where the manufacturer’s responsibility remains with Volvo for a Volvo car, Volvo shall defend, indemnify and hold harmless Polestar and its affiliates, and their respective officers, directors, employees and agents from and against any and all damages, death, injuries (both to person and reputation), losses, claims, actions, demands, liabilities and from all expenses and costs incidental thereto, including but not limited to reasonable attorneys’ fees.

10.5

Polestar shall provide and maintain an applicable and sufficient product liability insurance covering the risks of a Product causing a personal injury or property damage due to a defect, regardless whether or not Polestar has acted with negligence. Polestar shall upon request from Volvo prove that such insurance exists.

10.6

If Polestar fails to comply with its undertaking described in Section 10.4 above, i.e. not providing a sufficient insurance policy, Volvo may obtain such insurance and charge Polestar with the costs. Polestar shall, if so requested by Volvo, assign to Volvo the right to collect insurance monies payable in respect of claims under the relevant insurance policy.

10.7

In no event, shall a Party be liable to the other Party for loss of profits, loss of use, consequential, special, indirect or incidental damage, including negligence, arising out of or in connection with this Agreement.

11.	Technical and Sales and Marketing Information

11.1

Both Parties recognize that certification of the Products is a pre-requisite to sales and Volvo agrees to provide Polestar with the information necessary to enable the proper performance of this Agreement, particularly with regard to design, development, certification and Vehicle Model introduction. It also includes sales and marketing information, including contact to Sales Companies, Dealers and Repairers. This undertaking shall be made in a manner decided solely by Volvo.

11.2

Volvo agrees to provide Polestar, free of charge, with up to date original engine management software information, for example function descriptions, software application models and other information and means necessary to be able to ensure development of the Products in accordance with this Agreement. Polestar may only use this information for the development of the Product for Volvo.

11.3	The Parties agree to grant access under this Section 11 as early as possible in any development process for developing performance enhancing software.

11.4

Volvo shall provide Polestar with the specific information regarding the identity of the vehicles, time and date of downloading Dealer or Repairer, relevant Market and what Products has been downloaded, this is acknowledged by the Parties as being a necessity for the fulfilment of marketing activities, guarantee, warranty and insurance obligations that are central to this Agreement.

11.5	Polestar is responsible for producing Product information in English related to the installation of the Products.

11.6

Translation of the Product information and installation material and quality assurance of such translated information is the sole responsibility of Polestar. Volvo is under no circumstances responsible for any consequences whatsoever arising out of faulty Product information translation.

12.	Price and Payment

12.1

Polestar sets a recommended Manufacturers Suggested Retail Price (“MSRP”) and a recommended dealer net-price for the Products. The recommendations are reviewed together with Volvo in December each year for the coming year. The dealers decide their retail price. The National Sales Companies decides the dealer net-price, but Polestar has the right to set a minimum dealer net price per market.

12.2

The compensation to Polestar from Volvo equals the actual net revenue obtained by Volvo, less the compensation defined in Section 12.3. Net revenue is defined as gross revenue less discounts only and warranty compensation defined in Section 10.1

12.3

Polestar compensates Volvo for expenses and a small profit, at an amount calculated for Products being sold to an end-customer under this Agreement. The amount calculation principles is shown in Appendix 2.

12.4

The cost of goods for the Product in the Volvo systems is defined per software download. This cost in the Volvo systems is solely defined by Volvo, and is a not affecting the compensation towards Polestar but is intended to encourage the sales of the Product.

12.5

If Polestar initiates a temporary dealer net-price discount as part of a campaign or otherwise, then Polestar will carry the associated cost as part of reduced actual revenue according to Section 12.2. If Volvo initiates a temporary dealer net-price discount as part of a campaign or otherwise, on terms that are not acceptable by Polestar, then Volvo is responsible to carry the associated cost.

12.6

If the Product is downloaded at a plant or in a port, those installations revenue is not recorded in the Volvo Customer Service system. Thus, there may be a gap between the revenue recorded in the Volvo Customer Service system and the actual software downloads. The gap can be identified by comparing the number of software downloads according to Customer Service system and information of software downloads in the IT- system PIE. For software downloads identified through comparison in PIE will be compensated to Polestar by applying an average revenue amount per download. The average will be based on the average revenue per download globally that month.

12.7

All amounts and payments referred to in this Agreement shall be paid in SEK. All amounts referred to in this Agreement are exclusive of VAT and surtaxes but inclusive of withholding tax applicable in accordance with local legislation. Any amount invoiced by Polestar to Volvo shall be paid by Volvo within thirty (30) days after receipt of such invoice, provided all necessary permits from authorities, as applicable, has been received. Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one (1) month applicable interbank rate, with an addition of two per cent (2%) per annum.

13.	Confidentiality

13.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

13.2

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any third party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the receiving party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the receiving Party before its receipt from the disclosing Party;

(c)	is obtained from a third party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

13.3

The receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to third parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

13.4

Any tangible materials that disclose or embody Confidential Information should be marked by the disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

13.5

If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 18 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

13.6	This confidentiality provision shall survive the expiration or termination of this Agreement without limitation in time.

14.	Duration and Termination

14.1	This Agreement shall become effective on 1 January 2020 and shall, unless terminated in accordance with this Section 14 below, remain in force until any of the Parties terminate the Agreement.

14.2

Either Party shall be entitled to terminate this Agreement for convenience with a notice period of at least six months before start of the next model year, which for the purpose of this Agreement is to be considered to be [***] each year. In the event of a termination of the Agreement for convenience, this Agreement will remain in force until the start of the next model year. During the expiration time, Volvo is still obligated to continue to promote the Products. If there are individual software products under development at the date of termination of this Agreement, Polestar may decide to terminate the development work of such individual software products. In that event Polestar shall provide Volvo a written notice of such decision within thirty (30) days following either Party’s termination notice. If Polestar terminates the development work for such individual software product, Volvo shall compensate Polestar for the development, production and certification costs incurred by Polestar for such individual software product up until the issue date of Polestar’s written decision. Polestar shall use reasonable efforts to limit the costs incurred between the date of receipt of Volvo’s termination notice and issue date of Polestar’s written decision.

14.3

Either Party shall be entitled to terminate an individual software product for convenience with a notice period of three months. However, launched individual software products should always be sold during at least one full model year. During the expiration time, Volvo is still obligated to continue to promote the Products. However, in case of a termination of an individual software product that is underdevelopment, Polestar may decide to terminate the development work of such individual software product. In that event Polestar shall provide Volvo a written notice of such decision within thirty (30) days following either Party’s termination notice. If Polestar terminates the development work for such individual software product, Volvo shall compensate Polestar for the development, production and certification costs incurred by Polestar for such individual software product up until the issue date of Polestar’s written decision. Polestar shall use reasonable efforts to limit the costs incurred between the date of receipt of Volvo’s termination notice and issue date of Polestar’s written decision.

14.4	Either Party shall be entitled to terminate this Agreement with immediate effect in the event:

(a)

the other Party commits a material breach of the terms of this Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors; or

14.5

Either Parties have the right to claim contractual damages under applicable law, however remedies for damages caused by breach of either Party under this Agreement are limited to exclude indirect damages for loss of profit, interruption in production, or other form of damages except in cases of gross negligence or deliberate breach.

14.6	Except as provided for under obligatory provision of applicable law, the remedies available to the Parties are set out under this Agreement in case of termination.

15.	Termination Consequences

15.1

Upon receiving notice of termination, Polestar shall cease from accepting further orders that cannot be delivered prior to the date of termination, notwithstanding this Section 15, Polestar undertakes to fulfil delivery of orders which have been agreed between the Parties and Volvo undertakes to accept delivery in accordance with the terms of this Agreement.

15.2

Such orders accepted post-termination under Section 15.1 do not comprise a revocation of termination notice, each such transaction shall be subject to identical terms and conditions under this Agreement unless otherwise agreed in writing between the Parties and Section 15.1 and 15.2, do not prejudice any other rights of the Parties under this Agreement.

15.3

The Parties shall destroy and/or return all Confidential Information and other property that it may have in its possession at the request of the other Party within a reasonable period from termination of this Agreement.

15.4	Termination of this Agreement for whatever reason shall not affect Polestar’s undertakings and responsibilities under Section 10 as to any Products sold prior to the effective date of termination.

16.	Audit Rights

The Parties will have the right at any reasonable time to send its authorized representatives to examine all pertinent documents and materials in the possession or under the control of the other Party relating to any of the Parties obligations under this Agreement or any payments requested by the Parties relative to any undertaking by the Parties. The Parties shall maintain all pertinent books and records relating to this Agreement according to law or for a period of two years after completion of services pursuant to any specific performance under this Agreement.

17.	Governing law

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

18.	Dispute Resolution

Escalation principles

18.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Polestar Volvo P&Q Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Polestar Volvo P&Q Steering Committee. Each such statement shall be considered by the next regular meeting held by the Polestar Volvo P&Q Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

18.2

The members of the Polestar Volvo P&Q Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Polestar Volvo P&Q Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Polestar Volvo P&Q Steering Committee without undue delay. If the Polestar Volvo P&Q Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

18.3

If the Polestar Volvo P&Q Steering Committee cannot settle the deadlock within 30 days from the deadlock notice served pursuant to Section 18.1 above, such deadlock will be referred to the General Counsels of each Party, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Polestar Volvo Steering Committee has been established between the Parties, the relevant issue shall be referred to the General Counsels of each Party immediately and Section 18.2 above shall not apply.

18.4

If the General Counsels cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the CEO and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd. for decision. Should the matter not have been resolved by the CEQ and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd. within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 18.7 below.

18.5

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

18.6

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in these Sections 18.1-18.6 and apply shorter time frames and/or escalate an issue directly to the CEO and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd. in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

Arbitration.

18.7

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

18.8

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

18.9

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

18.10	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

19.	Force Majeure

19.1

Neither Party shall be liable for any failure or delay in performing its obligations under the Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a third party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, Stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event.

19.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its nonperformance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

20.	Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

21.	Notices

21.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the Section 22.2:

(a)	To Volvo:

Volvo Car Corporation

56214 Partnerships & Alliances

Attention: [***]

SE-405 31 Gothenburg, SWEDEN

Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation

General Counsel

50090 Group Legal and Corporate Governance

SE-405 31 Gothenburg, SWEDEN

Email: legal@volvocars.com

(b)	To Polestar:

Polestar Performance AB

Polestar Business Office

Attention: [***]

SE-405 31 Gothenburg, SWEDEN

Email: [***]

With a copy not constituting notice to:

Polestar Performance AB

Legal Department

Assar Gabrielssons Vag 9

SE-405 31 Gothenburg, SWEDEN

Email: legal@polestar.com

21.2

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

22.	Amendment

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

23.	Entirety

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement and its Appendices.

24.	Severability

In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

25.	Survival

If this Agreement is terminated pursuant to Section 14 above, Section 13 (Confidentiality), Section 17 (Governing Law), Section 18 (Dispute Resolution) as well as this Section 2525, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

This Agreement is executed in two (2) original copies by the duly authorized representatives of the Parties.

VOLVO CAR CORPORATION	POLESTAR PERFORMANCE AB

Goteborg 13 Dec 2019	Goteborg 17/12/2019
Place and date	Place and date

/s/ Maria Hemberg	/s/ Thomas Ingenlath
Signature	Signature

Maria Hemberg	Thomas Ingenlath
Printed Name	Printed Name

Goteborg 13 Dec 2019	Goteborg 17/12/2019
Place and date	Place and date

/s/ Carla De Geyseleer	/s/ J. Goodman
Signature	Signature

Carla De Geyseleer	J. Goodman
Printed Name	Printed Name

Appendix 1—Performance Software Agreement

Products at the time of execution of this Agreement

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Appendix 2—Performance Software Agreement

Price Model Cost Calculation

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